As filed with the Securities and Exchange Commission on January 21, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Oyster Point Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	81-1030955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

202 Carnegie Center, Suite 109 Princeton, New Jersey	08540
(Address of Principal Executive Offices)	(Zip Code)
2019 Equity Incentive Plan
2019 Employee Stock Purchase Plan
(Full titles of the plans)
Jeffrey Nau, Ph.D., M.M.S
President and Chief Executive Officer
Oyster Point Pharma, Inc.
202 Carnegie Center, Suite 109
Princeton, New Jersey 08540
(609) 382-9032

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Divakar Gupta Brandon Fenn Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
2019 Equity Incentive Plan	1,070,967(2)	$13.18(3)	$14,115,345.06	$1,308.49
2019 Employee Stock Purchase Plan	265,795(4)	$13.18(3)	$3,503,178.10	$324.74
TOTAL	1,336,762		$17,618,523.16	$1,633.24

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional shares of common stock of Oyster Point Pharma, Inc. (the “Registrant”) that become issuable under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) or 2019 Employee Stock Purchase Plan (the “2019 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Represents (i) an automatic annual increase equal to 4% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding year, which annual increase is provided by the 2019 Plan plus (ii) 7,784 shares of the Registrant’s common stock that have become available for issuance under the 2019 Plan as a result of the forfeiture, termination, tender to or withholding by the Registrant for payment of an exercise price or for tax withholding obligations, expiration or repurchase of stock options, restricted stock units or other stock awards that had been granted under the Registrant’s 2016 Equity Incentive Plan (the “2016 Plan”), pursuant to the terms of the 2019 Plan.

(3)
Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on January 18, 2022.

(4)
Represents an automatic annual increase equal to 1% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding year, which annual increase is provided by the 2019 ESPP.

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement is being filed for the purpose of registering additional securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective.

The Registrant previously registered shares of common stock for issuance under the 2019 Plan and the 2019 ESPP pursuant to Registration Statements on Form S-8 filed with the Commission on October 31, 2019 (File No. 333-234416) and March 31, 2021 (333-254936) (together the “Prior Registration Statements”). In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference.

PART II

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on February 18, 2021;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021, and September 30, 2021 filed with the Commission on May 6, 2021, August 5, 2021 and November 4, 2021, respectively;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on March, 2, 2021, April 5, 2021, June 3, 2021, June 10, 2021, July 1, 2021, August 2, 2021, October 18, 2021, October 19, 2021, November 4, 2021 and January 13, 2022 only to the extent the information in such reports is filed and not furnished; and

(d) The description of the Registrant’s common stock which is contained in a registration statement on Form 8-A (File No. 001-39112), filed with the Commission on October 28, 2019, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description;
(e) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.     EXHIBITS.

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-39112	3.1	November 5, 2019
4.2	Amended and Restated Bylaws of the Registrant.	8-K	001-39112	3.2	November 5, 2019
4.3	Specimen Stock Certificate evidencing the shares of common stock.	S-1/A	333-234104	4.2	October 15, 2019
5.1*	Opinion of Cooley LLP.
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2*	Consent of Cooley LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Form S-8).
99.1	2019 Equity Incentive Plan and forms of agreements thereunder.	S-1/A	333-234104	10.3	October 21, 2019
99.2*	2019 Employee Stock Purchase Plan, as amended, and form of agreement thereunder.

______________
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, New Jersey, on January 21, 2022.

OYSTER POINT PHARMA, INC.

By:	/s/ Jeffrey Nau
Jeffrey Nau, Ph.D., M.M.S.
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Nau and Daniel Lochner and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Nau	President, Chief Executive Officer and Director (Principal Executive Officer)	January 21, 2022
Jeffrey Nau, Ph.D., M.M.S.

/s/ Daniel Lochner	Chief Financial Officer (Principal Financial and Accounting Officer)	January 21, 2022
Daniel Lochner

/s/ Donald Santel	Chair of the Board	January 21, 2022
Donald Santel

/s/ Mark Murray	Director	January 21, 2022
Mark Murray

/s/ Michael G. Atieh	Director	January 21, 2022
Michael G. Atieh

/s/ William J. Link	Director	January 21, 2022
William J. Link, Ph.D.

/s/ Clare Ozawa	Director	January 21, 2022
Clare Ozawa, Ph.D.

/s/ Benjamin Tsai	Director	January 21, 2022
Benjamin Tsai

/s/ Aimee Weisner	Director	January 21, 2022
Aimee Weisner

/s/ George Eliades	Director	January 21, 2022
George Eliades, Ph.D.

/s/ Ali Behbahani	Director	January 21, 2022
Ali Behbahani, M.D.